Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of May 21, 2015, is by and between Enova International, Inc. (the “Company”), and Arad Levertov (the “Employee”).

WHEREAS, the Employee is currently employed as the Company’s Chief Operating Officer;

WHEREAS, the Employee is currently a participant in the Company’s Senior Executive Bonus Plan, effective on October 14, 2014 (the “STI Plan”);

WHEREAS, the Employee entered into the Enova International, Inc. 2014 Long-Term Incentive Plan Award Agreement for the Special Grant of Nonqualified Stock Option with Limited Stock Appreciation Right with the Company, dated December 13, 2014 (such award, the “Options”, and such agreement, the “Option Award Agreement”);

WHEREAS, the Employee entered into the Enova International, Inc. 2014 Long-Term Incentive Plan Award Agreement for Grant of Restricted Stock Units with the Company, dated December 13, 2014 (the “RSU Award Agreement”); and

WHEREAS, in recognition of the Employee’s service to the Company, the Company wishes to enter into this Agreement and provide for the compensation and benefits specified herein to be paid to the Employee in connection with the Employee’s continued employment during 2015, subject to all of the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree to the following:

1.

Bonus Compensation.  Except as otherwise specified herein, this Agreement shall not otherwise alter any compensation, incentive or benefit plan, arrangement or agreement by and between the Company and the Employee.  Subject to the terms and conditions set forth herein, the Employee shall be entitled to the following:

(a)Continuation Bonus.  Subject to the Employee’s continued employment with the Company until December 31, 2015 the Employee shall be entitled to receive a cash payment equal to 75% of the Employee’s annual base salary actually paid in 2015 (the “Continuation Bonus”), which shall replace any payments or benefits to which the Employee may have otherwise received under the STI Plan with respect to 2015 or any subsequent year.  The Continuation Bonus shall paid to the Employee in a lump sum, payable at the same time bonuses for 2015 are paid to other senior executives of the Company pursuant to the STI Plan, but in any case before March 15, 2016.  Except as otherwise expressly provided herein, in the event of (x) the Employee’s termination of employment with the Company and its affiliates by the Company for Cause (as defined in the Option Award Agreement) or (y) the Employee’s termination of employment with the Company and its affiliates by the Employee for any reason (or no reason), in each case prior to December 31, 2015, the Employee shall forfeit the Employee’s right to receive the Continuation Bonus hereunder.  If the Company (i) terminates the Employee’s employment with the Company, other than for Cause, or (ii) if the parties mutually agree to a separation of Employee’s employment with the Company, in each case prior to December 31, 2015, Employee shall be entitled to the full Continuation Bonus as set forth herein, payable at the same time bonuses for 2015 are paid to other senior executives of the Company pursuant to the STI Plan, but in any case before March 15, 2016.

(b)Option Award Acceleration.  Subject to the Employee’s continued employment with the Company until December 31, 2015, notwithstanding Section 4 of the Option Award Agreement, the Employee shall become vested on January 1, 2016 in the portion of the Options that were otherwise scheduled to vest on the second anniversary of the Grant Date (as such term is defined in the Option Award Agreement) (i.e., 33.33% of the Options).  If the Company (i) terminates the Employee’s employment with the Company, other than for Cause, or (ii) if the parties mutually agree to a separation of the Employee’s employment with the Company, in each case prior to December 31, 2015, then, notwithstanding Section 4 of the Option

Award Agreement, (x) the Employee shall nevertheless become vested in the portion of the Options that were scheduled to vest on the first anniversary of the Grant Date (i.e., 33.33% of the Options), but only to the extent that such Options had not previously vested in accordance with their terms and (y) the Employee shall become vested on January 1, 2016 in the portion of the Options that were otherwise scheduled to vest on the second anniversary of the Grant Date, such that as of January 1, 2016, the Employee would become vested in a total of 66.66% of the Options. Notwithstanding Section 7 of the Option Award Agreement, Employee shall have until April 1, 2016 to exercise any of the Options that become vested pursuant to this Employment Agreement.  For the avoidance of doubt, except as specified in this Section 1(b), all other conditions and terms with respect to the Options shall remain subject to the Option Award Agreement.

(c)RSU Award Acceleration.  Subject to the Employee’s continued employment with the Company until December 31, 2015, notwithstanding Section 3 of the RSU Award Agreement, the Employee shall become vested on January 1, 2016 in the portion of the RSU Award that was otherwise scheduled to vest on the second anniversary of the Grant Date (as such term is defined in the RSU Award Agreement) (i.e. 25% of the RSUs).  If the Company (i) terminates the Employee’s employment with the Company, other than for Cause, or (ii) if the parties mutually agree to a separation of the Employee’s employment with the Company, in each case prior to December 31, 2015, then, notwithstanding Section 3 of the RSU Award Agreement, (x) the Employee shall nevertheless become immediately vested in the portion of the RSU Award that was scheduled to vest on the first anniversary of the Grant Date (i.e., 25% of the RSU Award), but only to the extent that such portion of the RSU Award had not previously vested in accordance with its terms and (y) the Employee shall become vested on January 1, 2016 in the portion of the RSU Award that was otherwise scheduled to vest on the second anniversary of the Grant Date, such that as of January 1, 2016, the Employee would become vested in a total of 50% of the RSU Award.  Any portion of the RSU Award that becomes vested in accordance with this Section 1(c) shall be settled in shares of Common Stock in accordance with Section 4 of the RSU Award Agreement, but in no event later than March 15, 2016.  For the avoidance of doubt, except as specified in this Section 1(c), all other conditions and terms with respect to the RSU Award shall remain subject to the RSU Award Agreement.

(d)Travel Expenses.  The Company hereby acknowledges that Employee will be relocating his residence.  Employee may work remotely and commute to Chicago for three consecutive weekdays or as mutually agreed upon as necessary to conduct business and perform the duties of his position.  The Company shall reimburse Employee or otherwise pay for all travel expenses, including reasonable airfare and lodging, as mutually agreed upon and as are associated with his commute to and from Chicago for business purposes.

(e)Tax Withholding.  Payment of any amounts or the provision of any benefits hereunder shall be subject to all applicable income and employment taxes and any other amounts that the Company is required by any applicable law to deduct and withhold therefrom.

2.

At-Will Employment; No Right to Continued Employment.  The Employee acknowledges and agrees that the Employee’s employment with the Company is and shall remain “at-will” and the Employee’s employment with the Company may be terminated at any time and for any reason (or no reason) by the Employee or the Company, with or without notice.  Nothing in this Agreement shall confer upon the Employee any right to continued employment with the Company (or its affiliates or their respective successors) or to interfere in any way with the right of the Company (or its affiliates or their respective successors) to terminate the Employee’s employment at any time.

3.

Other Benefits.  The Continuation Bonus is a special incentive payment to the Employee and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

4.

Section 409A Compliance.  Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this

Agreement shall be interpreted in a manner consistent therewith.  Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 4 shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

5.

Governing Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the relationship of the parties shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Illinois.

6.

Severability.  The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

7.

Non-Assignment; Successors.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 7, no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other parties hereto.  Any purported assignment or delegation by the Employee in violation of the foregoing shall be null and void ab initio and of no force and effect.  The Company may assign this Agreement to a person or entity that is an affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company that assumes in writing, or by operation of law, the obligations of the Company hereunder.

8.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
9.

Entire Agreement; Amendment.  This Agreement constitutes the entire agreement by the Employee and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Enova International, Inc.

By:	/s/ David Fisher

Name:	David Fisher

Title:	Chief Executive Officer

/s/ Arad Levertov
Arad Levertov

Signature Page to Employment Agreement